                               AGREEMENT OF MERGER
                                       OF
                             TIGER ACQUISITION CORP.
                                       AND
                               TENCOR INSTRUMENTS

        This Agreement of Merger, dated as of the 30th day of April, 1997 ("MERGER AGREEMENT"), by and among Tiger Acquisition Corp. ("MERGER SUB"), a California corporation and a wholly owned subsidiary of KLA Instruments Corporation, a Delaware corporation ("KLA"), and Tencor Instruments, a California corporation ("TENCOR" or the "SURVIVING CORPORATION").

                                    RECITALS

        A. Tencor was incorporated in the State of California on January 28, 1977, and as of April 25, 1997 had 31,275,109 shares of its Common Stock, no par value, outstanding ("TENCOR COMMON").

        B. Merger Sub was incorporated in the State of California on January 9, 1997, and on the date hereof has 1,000 shares of its Common Stock, no par value, outstanding, all of which are owned by KLA.

        C. KLA, Merger Sub and Tencor have entered into an Agreement and Plan of Reorganization dated as of January 14, 1997 (the "REORGANIZATION AGREEMENT") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Reorganization Agreement are intended to be construed together to effectuate their purpose.

        D. The shareholders of Tencor and Merger Sub and the Board of Directors of KLA deem it advisable and in their mutual best interests and in the best interests of the shareholders of Tencor and Merger Sub, respectively, that Merger Sub be merged with and into Tencor (the "MERGER").

        E. The Boards of Directors of KLA, Tencor and Merger Sub and the shareholders of Merger Sub and Tencor have approved the Merger. The shareholders of KLA have approved the issuance of shares of Common Stock, par value $0.001 per share, of KLA ("KLA COMMON") by virtue of the Merger.

                                   AGREEMENTS

The parties hereto hereby agree as follows:

        1. Merger Sub shall be merged with and into Tencor, and Tencor shall be the Surviving Corporation.




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        2.     The Merger shall become effective at 4:30 p.m. California time on
April 30, 1997 (the "EFFECTIVE TIME").

        3. As of the Effective Time, each outstanding share of Common Stock, no par value, of Merger Sub shall be converted into and exchanged for one (1) share of Common Stock, no par value, of the Surviving Corporation.

        4. Upon the Effective Time of the Merger, each outstanding share of Tencor Common shall be converted automatically into and exchanged for the right to receive one (1) share of KLA Common ("MERGER CONSIDERATION"), except that all shares of Tencor Common that are owned directly or indirectly by Tencor, KLA or any subsidiary of Tencor or KLA shall be canceled, and no cash or securities of KLA or other consideration shall be delivered in exchange therefor.

        5. As of the Effective Time, all certificates representing shares of Tencor Common, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Tencor Common shall cease to have any rights with respect thereto except the right to receive the appropriate portion of the Merger Consideration upon surrender of such certificate.

        6. Any shares ("DISSENTING SHARES") of any holder of Tencor Common who has demanded and perfected appraisal rights for such shares in accordance with the California General Corporation Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights, shall not be converted into Merger Consideration but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the California General Corporation Law. If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Merger Consideration in accordance with Section 4 hereof.

        7. Notwithstanding any other term or provision hereof, no fraction of a share of KLA Common will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Tencor Common who would otherwise be entitled to a fraction of a share of KLA Common (after aggregating all fractional shares of KLA Common to be received by such holder) shall receive from KLA an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of KLA Common for the ten most recent days that KLA Common has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

        8. The conversion of Tencor Common as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Tencor Common shall thereupon be entitled to receive Merger Consideration in accordance with Section 4 hereof. Promptly after the Effective Time, such shareholder shall be entitled to receive certificates that represent the number of shares of KLA Common Stock issuable to such shareholder under this Merger Agreement upon surrender as set forth in the Reorganization Agreement of such shareholder's certificates which immediately prior to the Effective Time represented outstanding shares of Tencor Common Stock.

                                       -2-

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               No dividends or other distributions on KLA Common declared or made after the Effective Time shall be paid to the holder of any unsurrendered certificate until the holder of record of such certificate shall surrender such certificate. Subject to the effect, if any, of applicable laws, following surrender of any certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends theretofore paid with respect to the KLA Common so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

               All Merger Consideration and cash paid in accordance with Section 7 hereof delivered upon the surrender for exchange of shares of Tencor Common in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Tencor Common. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 8.

        9. At the Effective Time of the Merger, the separate existence of Merger Sub shall cease, and Tencor shall succeed, without other transfer, to all of the rights and properties of Merger Sub and shall be subject to all the debts and liabilities thereof in the same manner as if Tencor had itself incurred them.

        10. Upon the Merger becoming effective, the Articles of Incorporation of the Surviving Corporation shall be amended in full to read as set forth in Exhibit A attached hereto.

        11. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Tencor and Merger Sub, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of KLA and Tencor, and the shareholders of Tencor.

               (b) Notwithstanding the approval of this Merger Agreement by the shareholders of Tencor and Merger Sub, this Merger Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

               (c) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Tencor, KLA or Merger Sub or their respective officers or directors, except as otherwise provided in the Reorganization Agreement.

               (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

               (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Tencor and Merger Sub, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.



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        IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

                             TIGER ACQUISITION CORP.



                             --------------------------------------
                             Kenneth Levy, President


                             --------------------------------------
                             Lisa C. Berry, Secretary







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                             TENCOR INSTRUMENTS



                             --------------------------------------
                             Jon D. Tompkins, President



                             --------------------------------------
                             Frederick A. Ball, Secretary